U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Bloomberg, Samuel J.
   48 Green Hill Road
   Brookline, MA USA 02445
2. Issuer Name and Ticker or Trading Symbol
   Tweeter Home Entertainment Group, Inc. TWTR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   08/31/00
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Chairman

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |08/15/|S   | |55000             |D  |38         |925466             |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock [1]           |01/24/|P   | |765               |A  |3.23       |33495              |I     |Son's Trust                |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock [2]           |01/24/|P   | |800               |A  |3.23       |33530              |I     |Daughter's Trust           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Conversion of 765 warrants at $3.23.
2. Conversion of 800 warrants at $3.23.

Samuel J. Bloomberg
SIGNATURE OF REPORTING PERSON
/Signature/
Joseph McGuire
DATE
09/08/2000